Exhibit 13(a)

EXHIBIT 13 (a) “TESTING THE WATERS” MATERIALS

LUNADNA, LLC and LUNAPBC, INC. WEBSITES

The Future of Medicine Depends on Our Health Data
The first people-powered platform where you share health data, advance science & take part in the value created.

Leading Experts Endorse LunaDNA ‘LunaDNA is the first commercial platform I’m aware of that will achieve the quality and quantity of genomics and health data needed for comprehensive breakthroughs in medicine. Being transparent and engaging the community in discovery activities is a critical component of success.’ — Aristides A.N. Patrinos. Ph.O, DOE Load. Human Genome Project This website uses cookies to improve your experience. Visit our privacy policy to

Discoveries Require Diverse Data Medical breakthroughs and improving quality of Iife depend on comprehensive. real-world health data organized to support medical discovery. Today’s research data is not complete. not easily accessible and not controlled by the data ownor. you. At LunaDNA. wo believe that you should always own your data, oven as you contribute your health data to the advancement of science. Let’s Reshape Research Together Powered by transparency, individual control, and shared equity. LunaDNA is putting people first to bring true health states and rich uniqueness to research. The next evolution of medical discoveries depend on a collective community of data contributors. As research partners. wo can all reshape research together by creating the scale and depth of information nodded to make a real difference the future of humanity.
How it Works Safe and easy to join Join LunaDNA This website uses cookies to improve your experience Visit our privacy policy to learn more, Accept

YOUR COMMITMENT TO THE COMMUNITY
You maintain control of your data Your data is never shared outside of our closed platform We ensure researchers only across data stripped of personal identifiers and that has passed our quality standards. As proceeds are earned from research studios you shore in financial rewards. We will be transparent in our business processes and ensure the highest standards of privacy and security
You are joining a community that is changing how health research is done. Your ongoing engagement with us and willingness to contribute health and lifestyle data over time is essential to create rich data for discovery. Together wo are making progross towards a healthier tomorrow
Contribute your health and DNA data from the
following types of sources
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Important Testing the Waters Disclosure
LunaDNA LLC (LunaDNA) is testing the waters to gauge interest in a potential securities offering under Regulation A+ of the federal securities laws. No money or other consideration is being solicited for any securities at this time, and if sent in to LunaDNA will not bo accepted. No offer to buy securities in an Regulation At offering by LunaDNA can be accepted and no part of the purchase price can bo received until LunaDNA’s offering statement is qualified with the SEC. and any such offer may be withdrawn or revoked. without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any indications of interest in LunaDNA’s offering involves no obligation or commitment of any kind. Luna DNA is under no obligation to make an offering of any securities under Regulation At or otherwise, and may choose to make an offering to some. but not all. of the people who indicate an interest in investing and participating. LunaDNA’s Preliminary Offering Statement may be obtained hero.
LunaDNA and the moon logo are trademarks of LunaPBC. Inc. At other trademarks depicted herein are the property of their respective owners and there is no sponsorship, association, or affiliation between LunaPBC. Inc. and those trademark owners.
This website uses cookies to improve your experience. Visit our privacy policy to loam more. Accept

Important Testing the Waters Disclosure LunaDNA LLC (LunaDNA) is testing the waters to gauge interest in a potential securities offering under Regulation A+ of the federal securities laws. No money or other consideration is being solicited for any securities at this time, and if sent in to LunaDNA will not bo accepted. No offer to buy securities in an Regulation At offering by LunaDNA can be accepted and no part of the purchase price can bo received until LunaDNA’s offering statement is qualified with the SEC. and any such offer may be withdrawn or revoked. without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any indications of interest in LunaDNA’s offering involves no obligation or commitment of any kind. Luna DNA is under no obligation to make an offering of any securities under Regulation At or otherwise, and may choose to make an offering to some. but not all. of the people who indicate an interest in investing and participating. LunaDNA’s Preliminary Offering Statement may be obtained hero. LunaDNA and the moon logo are trademarks of LunaPBC. Inc. At other trademarks depicted herein are the property of their respective owners and there is no sponsorship, association, or affiliation between LunaPBC. Inc. and those trademark owners. This website uses cookies to improve your experience. Visit our privacy policy to loam moro. Accept LunaDNA Regulation A Offering & SEC Filings LunaDNA is a community- owned health research platform geared towards the improvement of human health. Members who share health date such os DNA from homo DNA tests clinical tests heath records and health surveys receive shares of ownership in LunaDNA. a public company We will make this platform available to quanted researchers to facilitate the discovery of innovations which lead to now treatments increased actionability and greater predictive power of genomic information for disease and wellness applications A portion of LunaDNA s proceeds from medical discoveries and research will be shared with our members; the very individuals who contributed the data necessary to moke those discoveries.
View Offering Statement LunaDNA is currently testing the waters to gauge interest in a potential securities offering under Regulation A+ of the federal securities laws No money or other consideration is being solicited for any securities at this time and if sent in to LunaDNA. will not bo accepted No offer to buy securities in an Regulation A offering by LunaDNA can be accepted and no part of the purchase price can bo received until LunaDNA s offering statement is qualified with the SEC and any such offer may bo withdrawn or revoked without obligation or commitment of any kind at any time before notice of its acceptance given alter the qualification date. Any indications of interest in LunaDNA’s offing involves no obligation or commitment of any kind LunaDNA is under no obligation to make an offering of any securities under Regulation A or otherwise, and may choose to make an offering to some. but not ail of the people who indicate an interest in investing and participating

Transforming your Health Data into Health Breakthroughs LunaDNA is a community-owned platform for health research. Anyone can join the community, share their health data and receive ownership shares in the organisation About LunaDNA LunaDNA was created by the Public Benefit Corporation. LunaPBC a team of passionate genomics and technology veterans LunaPBC is responsible for managing the LunaDNA platform including developing research projects with non-profits and for profits to drive medical discoveries with the health data on the platform Our Passion The LunaPBC team holds integrity honesty. and transparency as top values We are passionate about science. technology and the promise they hold for medicine. PURPOSE DRIVEN Inspired by Mo experiences to improve health and quality of Mo for everyone HIGH INTEGRITY Creating an opportunity for all stakeholders by establishing a community based on understanding authenticity honesty, and transparency PEOPLE FIRST Sharing a deep-rooted desire to solve important problems for the

I co-founded LunaDNA because of my strong belief that health data sharing and community ownership ore the new philanthropy. People should have control over how their data is used and should bo rewarded as well Dawn Barry E3
President founder We sow a need to brook health data out of s4os, got it together responsibly and transparently while protecting privacy for research and medical discoveries and reward the members whoso data helped make it an possible Bob Kain
Chief executive Officer & founder
Our Team Passionate about improving health and well-being wo believe the LunaDNA platform will unite a community towards this same goal David Lewis in Chief financial Officer Co-founder Scott Kahn. Ph.D. in Chief information Officer Debora Thompson VP of Strategy & Aaron Mendes in VP of Marketing

I co-founded LunaDNA because of my strong belief that health data sharing and community ownership ore the new philanthropy. People should have control over how their data is used and should bo rewarded as well Dawn Barry E3
President founder Wo sow a need to brook health data out of s4os, got it together responsibly and transparently while protecting privacy for research and medical discoveries and reward the members whoso data helped make it an possible
Bob Kain Chief executive Officer & founder Our Team Passionate about improving health and well-being wo believe the LunaDNA platform will unite a community towards this same goal David Lewis in Chief financial Officer
Co-founder Scott Kahn. Ph.D. in Chief information Officer Debora Thompson VP of Strategy & Aaron Mendes in VP of Marketing LunaPBC Advisors
Representing seasoned healthcare and patient advocates. data scientists, and consumer engagement leaders, our advisory board exemplifies the expertise needed to help build a member-centric, future-focused Public Benefit Corporation. Michael Witz in
Co-Founder lunodna Co-Founder Redemption Games, Blockchain Investor * V Combinator Alumni Dan Lin in
Co-Founder lunadna CIO & Co-Founder of Redemption Games Blackhain Developer & Combinator Alumni Sharon Terry in
Advisor. CEO at Conotic Al once Chair of the Condition for Genetic fairness Ed Yu in
Advisor, Chairman of Vesctar Cure*, Former partner of PwC Strategy & Healthcare
Ashley Van Zeeland. Ph.D in Advisor. VP. Product Development Business operation terms integration Kumma Former CTO at Human longevity. Former Co-Founder Cypher Genomic
Aristides Patinos. Ph.D in Advisor. Former President Synthetic Genomics. load at Human Genomic Project
David Barker. PhD in
Advisor, Former Chief Scientific Officer of alumina
Alex Casdin in
Advisor, Founder S CEO of Renoo Capital healthcare fund, forma Pharmaceutic
Francisco Garcia. PhD in Advisor. VP Softworo Engineering at alumina

LunaPBC Investors
LunaPBC. the company that manages LunaDNA. is funded by top biotech and technology financial institutions that backed LunaPBC for its scalable and innovative approach to accelerating medical discoveries.
David R. Walt
Professor of Pathology
Harvard Medical School
“LunaDNA’s novel approach to transparency, rewards, and focus on discovery for the greater good will drive community participation and improved medical research.”
— Robert Nelsen. Managing Partner. Arch Venture Partners
READ THE NEWEST ARTICLES ONLINE

Important Testing the Waters Disclosure
LunaDNA LLC (LunaDNA) is testing the waters to gauge interest in a potential securities offering under Regulation A+ of the federal securities laws. No money or other consideration is being solicited for any securities at this time. and if sent in to LunaDNA, will not bo accepted. No offer to buy securities in an Regulation A offering by LunaDNA can bo accepted and no part of the purchase price can bo received until LunaDNA’s offering statement is qualified with the SEC, and any such offer may bo withdrawn or revoked. without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any indications of interest in LunaDNA’s offering involves no obligation or commitment of any kind. LunaDNA is under no obligation to make an offering of any securities under Regulation A+ or otherwise. and may choose to make an offering to some. but not all. of the people who indicate an interest in investing and participating. LunaDNA’s Preliminary Offering Statement may be obtained here.
This website uses cookies to improve your experience Visit our privacy policy o learn more. accept

Share Health Data, Earn Shares, Drive Discovery
Share
Join LunaDNA and share your data in a few steps Your data is do-identified and encrypted to ensure privacy and security.
Discover
Researchers pay to conduct research on the aggregated data
Benefit
Proceeds earned from research on the platform are passed back to the shareholders who shared their data like.

1 Share When you join LunaDNA you become a member of a community embarking on a journey to drive medical breakthroughs. When you become a member, you consent to share your health and DNA data for health research. Your data privacy and security is our highest priority. SECURE All health and DNA data is stripped of personal identifiers, making it de-identified. Personal information is stored in a separate database from health and DNA data, and all data is securely encrypted. CONTROL You maintain control of your data at all times. It never leaves the LunaDNA platform, and you may choose to delete it at any time. Researchers only have access to de-identified data within our platform. Data cannot be exported by them. PRIVACY LunaDNA uses best practices including HIPAA and GDPR compliance ensuring your privacy, security, as well as transparency in how your data is used.

2 Discover Researchers pay to access the LunaDNA platform to perform research studies. Health and DNA data from millions of people like you will empower researchers to perform studies at the scale needed for medical breakthroughs. Your continuous contributions of new health and lifestyle data will help researchers discover correlations between DNA, conditions, medications and outcomes. Such correlations can be deployed to drive more precise healthcare based on people’s uniqueness and inform prevention strategies. 3 Benefit You earn shares in LunaDNA based on the data that you share. As researchers complete studies, proceeds from those contracts flow back to LunaDNA members in the form of dividends. You have the choice to donate or keep your shares.

Join the Community and Help Drive Discovery Join LunaDNA WHERE WE’RE HEADED NEXT As we continue to scale our platform, we will accept additional data types including medical records and wearables, provide more community resources, and deliver new ways for you to explore your health. We will drive research through partnerships with disease foundations, academic institutions, and drug development companies. 2018 LunaDNA Get started Log in Join LunaDNA About LunaDNA About How it Works FAQ Newsroom Support Help Center Terms of Use Privacy Policy SEC Filings Connect with us Important Testing the Waters Disclosure LunaDNA LLC (LunaDNA) is testing the waters to gauge interest in a potential securities offering under Regulation A+ of the federal securities laws. No money or other consideration is being solicited for any securities at this time, and if sent in to LunaDNA, will not be accepted. No offer to buy securities in an Regulation A+ offering by LunaDNA can be accepted and no part of the purchase price can be received until LunaDNA’s offering statement is qualified with the SEC, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any indications of interest in LunaDNA’s offering involves no obligation or commitment of any kind. LunaDNA is under no obligation to make an offering of any securities under Regulation A+ or otherwise, and may choose to make an offering to some, but not all, of the people who indicate an interest in investing and participating. LunaDNA’s Preliminary Offering Statement may be obtained here. This website uses cookies to improve your experience. Visit our privacy policy to learn more.

luna DNA

Home About How it Works FAQ Log in Join

LunaDNA Frequently Asked Questions

About LunaDNA

▸ What is LunaDNA?

LunaDNA is the first health and DNA research platform owned by its community of individual health and DNA data contributors. LunaDNA empowers individuals to securely and privately share their health and DNA data to accelerate health research and discoveries, improve quality of life, drive smarter healthcare, and share in the monetary value that flows from that platform.

We believe community participation and engagement will create a research platform at sufficiently great scale, information scope, and diversity to yield actionable and broadly applicable medical discoveries. People who share their health and DNA data also share in the value created from research and discoveries made through the LunaDNA platform. Healthy or sick, we all can help the world by making it easier to conduct robust health research.

▸ What is LunaPBC and its relationship LunaDNA?

▸ What is unique about LunaDNA?

Your Data

▸ What kind of data can I share in LunaDNA?

LunaDNA accepts DNA files from 23andMe, AncestryDNA, MyHeritage and FamilyTree DNA as well as LunaDNA-generated health surveys.

Soon we will accept additional data types such as whole genome and exome DNA files, RNA, microbiome, electronic health records (EHRs), fitness/activity trackers, smart devices, medical devices, and many more.

The more comprehensive data collected from each member, the more valuable the data is for driving medical breakthroughs.

▸ How will research be done with my data and what types will be done?

Security & Privacy How is my data kept secure and private? Your privacy and security are extremely important to us. We use industry best practices to protect your data and your anonymity. Members’ information is stored, transferred, and processed using HIPAA-compliant privacy and state-of-art security measures. Data is stripped of personal identifiers (de-identified), all personal information and health and DNA data is encrypted, and personal information is stored in a separate environment from your health and DNA data. Additionally, your data never leaves the LunaDNA platform. You are in control of your data at all times, and can delete it completely at any time. Your data file de-identified or otherwise is never shared with third parties. Privacy is a key pillar of our business, and these are just some of the ways we will protect it. For additional information, please review our Privacy Policy. Will my data ever be made public or shared with third parties? What type of control do I have over my data? Are there any risks involved in sharing my health data with LunaDNA?

Shares in LunaDNA What does community ownership mean and what does it mean to own shares in LunaDNA? Community ownership means people who join LunaDNA and contribute health and DNA data are issued shares of ownership in LunaDNA for each approved data contribution (pending approval by the U.S. Securities and Exchange Commission (SEC)). As such, individuals can obtain shares in LunaDNA similar to owning other public stocks and securities. Proceeds generated from the research conducted in the platform will be paid to shareholders in LunaDNA as dividends (cash distributions) in proportion to how many shares they own. Share ownership is based on the amount of data shared on the platform. Shares are non-transferable, meaning that they cannot be sold at this time. If a community member decides to remove data and/or leave the community, the specified data will be deleted and the corresponding shares will be returned to LunaDNA. 2018 LunaDNA Get started Log in Join LunaDNA About LunaDNA About How it Works FAQ Newsroom Support Help Center Terms of Use Privacy Policy SEC Filings Connect with us Important Testing the Waters Disclosure LunaDNA LLC (LunaDNA) is testing the waters to gauge interest in a potential securities offering under Regulation A+ of the federal securities laws. No money or other consideration is being solicited for any securities at this time, and if sent in to LunaDNA, will not be accepted. No offer to buy securities in an Regulation A+ offering by LunaDNA can be accepted and no part of the purchase price can be received until LunaDNA’s offering statement is qualified with the SEC, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any indications of interest in LunaDNA’s offering involves no obligation or commitment of any kind. LunaDNA is under no obligation to make an offering of any securities under Regulation A+ or otherwise, and may choose to make an offering to some, but not all, of the people who indicate an interest in investing and participating. LunaDNA’s Preliminary Offering Statement may be obtained here.

Unlocking the Power of Data to Improve Health Worldwide LunaPBC is the founder and manager of the first community-owned health and DNA research platform. Learn More at LunaDNA.com Top of Form Bottom of Form LEARN MORE AT LUNADNA.COM JOIN OUR NEWSLETTER JOINTODAY

Now, more than ever, we have an opportunity to harness data to improve health for everyone worldwide. Expanding our Ability to Learn from Data Enhancing Privacy, Security, and Transparency Breaking Silos to Access and Enrich Data for Discovery

Transforming Your Health Data Into Health Breakthroughs LunaDNA, founded by Luna Public Benefit Corporation (LunaPBC) is a community-owned platform for health research. Anyone can join, share their health data, and receive ownership shares in the company. When researchers conduct studies on the data in our secure platform, the proceeds are passed back to the community as dividends. About LunaDNA LunaDNA was created by LunaPBC, a team of passionate genomics and technology veterans. LunaPBC is responsible for managing the LunaDNA platform, including developing research projects with non-profits and for-profits to make medical discoveries with the health data on the platform. Our Passion The LunaPBC team holds integrity, honesty, and transparency as top values. We are passionate about science, technology, and the promise they hold for medicine. PURPOSE DRIVEN Inspired by life experiences to improve health and quality of life for everyone HIGH INTEGRITY Creating an opportunity for all stakeholders by establishing a community based on understanding, authenticity, honesty, and transparency PEOPLE FIRST Sharing a deep-rooted desire to solve important problems for the greater good of humanity INCLUSIVE INNOVATION Making a people-centered platform that reflects the diversity seen all over the world

The Team Leading LunaPBC The LunaPBC team combines a deep background in medicine, DNA sequencing, big data, and large scale Internet communities. Bob Kain Chief Executive Officer & Co-Founder Bob Kain is a renowned pioneer in genomics. At Illumina, Bob led the invention of the modern, high throughput genome sequencer that brought the cost from millions of dollars down to less than $1000. He joined Illumina pre-IPO in 1999 and retired in 2014, as the Chief Engineering Officer. Bob is lead inventor on 28 U.S. patents that led to the breakthroughs that have revolutionized genome sequencing. Prior to joining Illumina, Bob was the Director of the Microarray Business Unit at Molecular Dynamics. He is also on the Scientific Advisory Boards of Dovetail Genomics, Singular Genomics, and Edenroc Biosecurity, and is the co-founder of Revere Biosensor. Additionally, he is the co-founder and chairman of the board of a successful health & fitness business, Mesa Rim Climbing and Fitness Center, with multiple locations in San Diego and Reno, Nevada. Bob received a BS in Physics from San Diego State University and an MBA from Saint Mary’s College of California. Dawn Barry President & Co-Founder Dawn served as the Vice President of Applied Genomics at Illumina, Inc. Dawn integrated market development strategies with product and business model innovation to accelerate the application of genomics in medicine and personal healthcare. Dawn joined Illumina in 2005. Prior to Illumina, Dawn spent seven years at Genaissance Pharmaceuticals, one of the first genomics startups focused on individualized medicine and DNA-based diagnostic testing. She holds a BS in biology from the University of Vermont and a MBA from the University of Connecticut School of Business.

Scott Kahn, Ph.D Chief Information Officer, Former CIO and VP of Commercial and Enterprise Informatics at Illumina David Lewis Chief Financial Officer & Co-Founder, Chief Investment Officer & Co-Founder at Ganley Investments, Former Citigroup Executive Aaron Mendes VP Marketing, Former VP at 1010data, CEO at Quantio, CMO at Wellness.com Debora Thompson Vice President, Strategy & Business Operations, Former Director, Market Strategy and Innovation, Clinical Genomics at Illumina Kirby Bloom Chief Architect, Former Head of Software & Informatics, Applied Genomics at Illumina Bojil Velinov Head of Dev Ops & Automation, Former Sr. DevOps Architect, Clinical Genomics at Illumina LunaPBC Advisors Representing seasoned healthcare and patient advocates, data scientists, and consumer engagement leaders, our advisory board exemplifies the expertise needed to help build a member-centric, future-focused Public Benefit Corporation. Michael Witz Co-Founder, Co-Founder Redemption Games, Blockchain Investor and Y Combinator Alumni Dan Lin Co-Founder, CTO & Co-Founder of Redemption Games, Blockchain Developer and Y Combinator Alumni Sharon Terry Advisor, CEO at Genetic Alliance, Chair of the Coalition for Genetic Fairness Ed Yu Advisor, Chairman of Vascular Cures, Former partner at PwC Strategy & Healthcare Ashley Van Zeeland, Ph.D Advisor, VP, Product Development Business Operations & Systems Integration at Illumina, Former CTO at Human Longevity, Former Co-Founder Cypher Genomics Carlos Bustamante, Ph.D Advisor, Professor of Biomedical Data Science and Genetics at Stanford University Aristides A.N. Patrinos, Ph.D Advisor, Former President Synthetic Genomics, Lead at Human Genome Project David Barker, Ph.D Advisor, Former Chief Scientific Officer of Illumina Alex Casdin Advisor, Founder & CEO of Reneo Capital healthcare fund; former VP Amylin Pharmaceuticals Francisco Garcia, Ph.D Advisor, VP Software Engineering at Illumina

Investors LunaPBC is backed by leading healthcare and technology investors including: Illumina Ventures Biotech VC Fund Arch Venture Partners Biotech VC Fund Hemispshere Ventures Future-Tech VC Fund Bridgelink Capital UK Tech VC Fund Gavin Saitowitz CEO of Prelude Capital David Walt Co-Founder of Illumina 2018 LunaPBC Get started Join LunaDNA News Legal Privacy Connect with us

PRESS RELEASES + EMAILS

Subscribe Share Past Issues Translate Hi <<First Name>>, It has been an exciting few months at LunaDNA and we’re proud to share with you so many positive updates. 1. We’ve grown our team to 10 amazing leaders in their respective industries. 2. We’ve o!cially filed with the SEC and are just weeks away from launching our platform. 3. The management company of LunaDNA is now called LunaPBC. Our primary responsibility is to safeguard members and their data, establish partnerships and raise awareness about LunaDNA. 4. We’re making waves the in the media as pioneers of the first and largest community-owned health and DNA database for research. Check out our exclusive feature on Bloomberg, “Share Your DNA, Get Shares: Startup Files an Unusual Offering”

Important Notice: lunadna.com/offering.html

We expect to go live in Fall 2018. Visit our website for LunaDNA updates, events, and opportunities to join the first people-powered health data platform. Visit Website Follow us on social media Important Testing the Waters Disclosure LunaDNA LLC (LunaDNA) is testing the waters to gauge interest in a potential securities offering under Regulation A+ of the federal securities laws. No money or other consideration is being solicited for any securities at this time, and if sent in to LunaDNA, will not be accepted. No offer to buy securities in an Regulation A+ offering by LunaDNA can be accepted and no part of the purchase price can be received until LunaDNA’s offering statement is qualified with the SEC, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any indications of interest in LunaDNA’s offering involves no obligation or commitment of any kind. LunaDNA is under no obligation to make an offering of any securities under Regulation A+ or otherwise, and may choose to make an offering to some, but not all, of the people who indicate an interest in investing and participating. LunaDNA’s Preliminary Offering Statement may be obtained here. Copyright © 2018 LunaDNA, All rights reserved. Want to change how you receive these emails? You can update your preferences or unsubscribe from this list.

Prognosis

Share Your DNA, Get Shares: Startup Files an Unusual Offering

By Kristen V Brown

October 5, 2018, 5:46 AM PDT

- Luna files with agency to sell shares in DNA marketplace
- California company wants to boost sharing of biomedical data

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Sharing DNA data may soon provide people with more than just the answer to whether they've got any Irish relatives.

LunaDNA, a startup backed by the genome-sequencing giant Illumina Inc., has asked the U.S. Securities and Exchange Commission to approve its novel plan to pay consumers for sharing their DNA data. It's a departure from the current standard in which companies like 23andMe charge people to analyze their genes, then use that data for research.

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Luna aims to build a DNA marketplace where people could upload their data from genetic-testing companies like Ancestry or 23andMe. The data would then be stripped of identifying details and encrypted. Users would receive shares of LunaDNA, which will house the platform where the DNA data is stored. Researchers would pay Luna to access that data, and some of the profits from research studies would be passed along to shareholders as dividends. “We’re recognizing data donors as having currency to acquire shares in the company,’’ said Dawn Barry, president of Luna and a former Illumina vice president. “People should be rewarded when value is created from their data. We can’t say something has value and then just sort of take it from people.’’ On Friday, the Solana Beach, California-based startup filed a Form 1-A to offer shares in LunaDNA, which will house the DNA platform. LunaDNA is overseen by LunaPBC, a separate corporation that isn’t selling shares to the public. The filing will be followed by a minimum 21-day period for public comment. After that, if the SEC gives the green light, Luna’s platform will officially launch. The idea is to increase the incentives for the broad sharing of biomedical data that, Luna says, may help advance science and medicine while encouraging more transparency in how that data is used. Other Players Founded in 2017 by former Illumina executives, Luna has raised $4 million from investors including Illumina Ventures and Arch Venture Partners. While it’s the first company to file with the SEC, Luna isn’t the only startup exploring whether compensating people for their DNA data might encourage more robust donations. EncrypGen is a blockchain-based DNA marketplace currently in beta testing where data is bought and sold using a custom cryptocurrency called DNA. Earlier this year, the Harvard geneticist George Church announced plans for a company called Nebula Genomics, which would not only reward users for their data but sequence their entire genome as well. Health records stripped of identifying markers are an increasingly sought-after commodity. Luna is part of a small but growing number of “biobrokers” that give people tools

Terms of Service Trademarks Privacy Policy ©2018 Bloomberg L.P. All Rights Reserved Careers Made in NYC Advertise Ad Choices Contact Us Help to control the sharing of their health data. “We pay people to participate in clinical trials -- I don’t see why people shouldn’t be compensated for their genes,’’ said Peter Pitts, president of the Center for Medicine in the Public Interest and a former associate commissioner of the U.S. Food and Drug Administration. Pitts said that as long as companies are upfront with consumers about the way their data is used, paying people for their information seems like a good thing. “A person’s data is their property,’’ he said. In the world of biobrokering, though, not all information is created equal. “Different file types have different share values,’’ said Barry. “Generally speaking, the richer the data, the more shares are allocated to that data.’’ The genotyping data a customer gets from 23andMe, for example, would be worth 50 shares, while a whole genome would equal 300 shares, according to Luna. The company will also collect other kinds of data, like that answered in surveys or collected from fitness trackers. Each share, according to the filing, will be worth about 7 cents. That makes the going rate for a person’s whole genome $21. “We’re not talking about life-changing money here,’’ said Barry. “What we’d like to focus on is really the transparency of this model.’’ Have a confidential tip for our reporters? GET IN TOUCH Before it’s here, it’s on the Bloomberg Terminal. LEARN MORE

SOCIAL MEDIA POSTS

Bob Kain @bob_kain · Oct 5 v Well said @DawnBarryDNA “People should be rewarded when value is created from their data.” Own the data, never have it comprised, know studies conducted w/pooled data, & receive benefits. Leave a legacy of health! @Luna_DNA Important Notice: lunadna.com/offering.html LunaDNA @Luna_DNA LunaDNA officially files with #SEC to become 1st ever to offer shares in exchange for #health data! A monumental step in advancing science by putting #peoplefirst, in control, & including them in the value created. bloomberg.com/news/articles/... Important Notice: ....

Dawn Barry • 1st ••• President & Co-founder at LunaPBC 3w #PeopleDrivenResearch, beneficial for people & positive for science as we empower people to curate their own health data for research (versus incomplete profiles assembled by others). Congrats to the team for publishing the first ever offering of shares in exchange for health data to reshape medical research. This is a big step in accelerating science by inviting people in as research partners; honoring their needs for privacy, transparency and control in data usage; and including them in the value created. Important Notice: lunadna.com/offering.html lllumina Ventures 788 followers +Follow 3w Portfolio partner, LunaDNA, has asked the SEC to approve its plan to pay people who upload data from genetic-testing companies in shares of LunaDNA. Researchers would pay Luna to access that data, and ... see more

LunaDNA ••• Published by G Aaron Mendes [?] · October 5 at 9:20 AM · LunaDNA has officially filed with the #SEC to become the first ever to offer shares in exchange for health data! This is a monumental step in accelerating science by putting people first, people in control, and including them in the value created. Check out our feature on Bloomberg! Important Notice: lunadna.com/offering.html BLOOMBERG.COM Share Your DNA, Get Shares: Startup Files an Unusual Offering

Luna DNA ••• Luna Published by Genevieve Lopez DNA [?] · October 8 at 10:33 AM · 0 “Great things are done by a series of small things brought together.” -Vincent Van Gogh A Each and every one of us has the power to change the world. That’s why we’re rallying the community to help drive medical discoveries by sharing their health information in one secure platform. And if a healthier tomorrow isn’t a big enough incentive already, we’re providing you shares in the process. #SharesForShares. We believe you should own your data, control your data, and take part in the value it creates for the world. Read how LunaDNA is making history, one unique dataset at a time via Bloomberg r r https://bloom.bg/2Rrp3Mh (Important Notice: lunadna.comjoffering.html)

Luna DNA ••• Luna Published by Genevieve Lopez [?) ·October 12 at 3:24PM· 0 D~A Our President Dawn Barry sums it up best: “The greatest and fastest change can happen at the level of #community.” 0 ·· C . Beyond excited for our journey towards reshaping health by positioning people at the center. Thanks for the feature, San Diego Business Journal! (Important Notice: http://lunadna .com/offering.html) SANDIEGOUNIONTRIBUNE.COM Luna DNA seeks approval to issue shares to people who contribute genetic data

lunadna • Following luna DNA lunadna .. Great things are done by a series of small things brought together...    -Vincent Van Gogh J. Each and every one of us has the power to change the world. That’s why we’re rallying the community to help drive medical discoveries by sharing their health information in one secure platform. And if a healthier tomorrow isn’t a big enough incentive already, we’re providing you shares in the process. #SharesForShares. We believe you should own your data, control your data, and take part in the value it creates for the world. 0 Click the link in bio to read how LunaDNA is making history, one unique dataset at a time. (Important Notice: lunadna.comjoffering.html) 22 likes OCTOBER 8 Add a comment

People should be rewarded when value is created from their data. DAWN BARRY, COFOUNDER & PRESIDENT lunadna • Following luna DNA lunadna Luna DNA has officially filed with the #SEC to become the first ever to offer shares in exchange for #health data! ‘ This is a monumental step in accelerating science by putting #peoplefirst, people in control, and including them in the value created. Read our feature on @bloombergbusiness in link in bio. (Important notice: lunadna.com/offering.html) lunadna #dna #genomics #genes #genetics #science #advancescience #stem #bloomberg #bloombergbusiness #business Q #shares #value #community #startup #illumina #peoplepowered #peoplefirst westr 76 likes OCTOBER 5 Add a comment... •••

LunaPBC 825 followers luna PBC 2w ICYMI: Luna DNA has officially filed with the #SEC to become the first ever to offer shares in exchange for health data! This is a monumental step in accelerating science by putting people first, people in control, and including them in the value created. · ·· ‘ ·· ‘ Check out our feature on Bloomberg! (Important Notice: lunadna.com/offering.html) https://bloom.bg/2Rrp3Mh #bloomberg #science

LunaPBC 825 followers Luna P BC 2w Our President Dawn Barry sums it up best: ‘The greatest and fastest change can happen at the level of #community.” 0 o• ·· Beyond excited for our journey towards reshaping health by positioning people at the center. Thanks for the feature, San Diego Business Journal! (Important Notice: https://lnkd.in/gibGa6Y)

Pinned Tweet LunaDNA @Luna_DNA · Oct 5 v LunaDNA officially files with #SEC to become 1st ever to offer shares in exchange for #health data! A monumental step in advancing science by putting #peoplefirst, in control, & including them in the value created. bloomberg.com/news/articles/ ... Important Notice: lunadna.com/offering.html Share Your DNA, Get Shares: Startup Files an Unusual Offering Sharing DNA data may soon provide people with more than just the answer to whether they’ve got any Irish relatives. bloomberg.com

LunaDNA @Luna_DNA · Oct 24 v Our infrastructure was designed to embrace certain conceptions of #privacy, “in which individuals are in total control of their #data, including the ability to have their data be ‘forgotten’ at any time.” blt.ly/201Jmai (Important Notice: bit.ly/2EGFn9N) Selling yourself? These companies want to pay for your genetic infor... Some companies want to rent your DNA—should you let them? geneticliteracyproject.org

LunaDNA @Luna_DNA · Oct 18 v Great things are happening in #science! Thanks @jyinglir g! (Important Notice: lunadna.com/offer;ng.html ) Jessica Yingling @jyingling This weekls #SanDiego #biotech briefing includes 1 1 @ReflexionHealth S data on VERA s #healthcarecost savings, Allele Is #sepsis NIH grant, and @Luna_DNA SEC filing to issue shares for people Is #genome and data

LunaDNA @Luna_DNA · Oct 17 v Amazing evening at @ilium ina Array Event! Thank you @DawnBarryDNA, @Regeneron and @23andMe for leading an important conversation on the latest developments in consumer #genomics and #precisionhealthcare. #ASHG18 (Important Notice: lunadna.com/offering.html) Sema4 @sema4 Insightful panel discussion at @illumina’s Democratization of Consumer Driven Genomic Data Sharing event with @Regeneron, @Luna_DNA, and @23andMe at #ASHG2018 #ASHG18

LunaDNA @Luna_DNA · Oct 12 v “The greatest and fastest change can happen at the level of -~:~community.” -@Dawn Bar ·vDNA Beyond excited for our journey towards reshaping health. Thanks for the feature, @SDbusiness! blt.ly/2yznLGs (Important Notice: lunadna.com/offering.r.tml) Luna DNA seeks approval to issue shares to people ... In an unusual filing with the U.S. Securities and Exchange Commission, LunaDNA is seeking to register 714 million shares to build a credit union like co-op ar... sandiegouniontribune.com

Luna DNA @Luna_DNA · Oct 10 v Special delivery! We got such a sweet surprise this morning from our friends at @BamComm! Thank you for all of your hard work and celebrating our recent milestone filing with the #SEC. We appreciate you! ©SDCakePopShop @SaramayaFaye Important Notice: lunddna.com/offering.html